Exhibit 2.1

PLAN OF REORGANIZATION

This Plan of Reorganization (collectively with any exhibits and schedules attached hereto, the “Plan”) is entered into on December 28, 2016 by and among Southwest Gas Corporation, a California corporation, (“SWG”), Southwest Gas Holdings, Inc., a California corporation (“HoldCo”), Southwest Gas Utility Group, Inc., a California corporation (“Intermediate HoldCo”), and Southwest Reorganization Co., a California corporation (“MergerSub” and collectively with SWG, HoldCo and Intermediate HoldCo, the “Parties”).

BACKGROUND

SWG, HoldCo and MergerSub have determined that it is in in their respective best interests that they be reorganized (i) by creating a holding company for SWG through the Merger (as defined in Section 1 below) of SWG and MergerSub whereby SWG would be the surviving corporation (the “Surviving Company”) and a subsidiary of HoldCo, (ii) the Surviving Company would convert from a California corporation into a California limited liability company to be called Southwest Gas, LLC, (iii) Southwest Gas, LLC would distribute to HoldCo all issued and outstanding capital stock of its subsidiary, Carson Water Company, (iv) HoldCo would contribute all of the membership interests of Southwest Gas, LLC to its subsidiary Intermediate HoldCo, and (v) Southwest Gas, LLC would convert from a California limited liability company back into a California corporation to be called Southwest Gas Corporation, all as more particularly provided for herein. Collectively, all of the actions described above would occur in numerical order and shall be referred to herein as the “Reorganization”.

TERMS

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.    Merger of MergerSub with and into SWG. On January 1, 2017 (the “Effective Date”), MergerSub shall merge with and into SWG (the “Merger”) in accordance with the Agreement and Plan of Merger (the “Merger Agreement”) made as of December 28, 2016, executed by SWG, HoldCo and MergerSub and attached hereto as Exhibit A. The terms and conditions of the Merger Agreement are incorporated herein by reference.

2.    Conversion to a California Limited Liability Company.

2.1    Promptly after the consummation of the Merger and subject to, and following the receipt of, the shareholder approval to be sought pursuant to Section 10.2 hereof, in accordance with the provisions of Section 1152 of the California Corporation Code (the “Corporations Code”), the Surviving Company will be converted from a California corporation into a California limited liability company (the “LLC Conversion”). The LLC Conversion shall be deemed effective at 12:01 a.m. local time on the date that Limited Liability Company Articles of Organization – Conversion are filed with the California Secretary of State. This Plan is intended to serve as a plan of conversion under the Corporations Code and the California Revised Uniform Limited Liability Company Act (the “Act”).

2.2    For purposes of and in accordance with the Corporations Code and the Act, Southwest Gas, LLC shall be deemed to be the same entity as the Surviving Company and all rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action belonging to the Surviving Company prior to the LLC Conversion shall be and remain vested in Southwest Gas, LLC following the LLC Conversion and, without any transfer or other action on the part of the Surviving Company or Southwest Gas, LLC, shall be the rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action of Southwest Gas, LLC following the LLC Conversion.

2.3    The name of the Surviving Company following the LLC Conversion shall be Southwest Gas, LLC.

2.4    As part of the LLC Conversion, the Articles of Incorporation of the Surviving Company will be superseded pursuant to the Limited Liability Company Articles of Organization-Conversion of Southwest Gas, LLC, in substantially the form attached hereto as Exhibit B, filed in California pursuant to Section 8.2 hereof and the Bylaws of the Surviving Company will be replaced with an operating agreement of Southwest Gas, LLC, in substantially the form attached hereto as Exhibit C.

3.    Carson Water Distribution.

Promptly after the consummation of the LLC Conversion, Southwest Gas, LLC shall distribute all of the issued and outstanding capital stock of its subsidiary, Carson Water Company, a Nevada corporation (“Carson Water”), to HoldCo, whereby Carson Water would become a direct, wholly-owned subsidiary of HoldCo (the “Carson Water Distribution”). The Carson Water Distribution shall be deemed effective at 12:02 a.m. local time on the date that Limited Liability Company Articles of Organization – Conversion are filed with the California Secretary of State.

4.    SWG Contribution.

Promptly after the consummation of the Carson Water Distribution, HoldCo will contribute all of the membership interests of the Surviving Company (then Southwest Gas, LLC) to Intermediate HoldCo, whereby the Surviving Company would become a wholly owned subsidiary of Intermediate HoldCo (the “SWG Contribution”). The SWG Contribution shall be deemed effective at 12:03 am local time on the date that Limited Liability Company Articles of Organization – Conversion are filed with the California Secretary of State.

5.    Conversion to a California Corporation.

5.1.    Promptly after the SWG Contribution, and subject to, and following the receipt of, the member approval to be sought pursuant to Section 10.3 hereof, in accordance with the provisions of the Corporations Code and the Act, the Surviving Company (then Southwest Gas, LLC) will be converted from a California limited liability company into a California corporation (the “Corporate Conversion”). This Plan is intended to serve as a plan of conversion under the Corporations Code and the Act.

5.2.    For purposes of and in accordance with the Corporations Code and the Act, the Surviving Company shall be deemed to be the same entity as the California limited liability company and all rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action belonging to Southwest Gas, LLC prior to the Corporate Conversion shall be and remain vested in the Surviving Company following the Corporate Conversion and, without any transfer or other action on the part of Southwest Gas, LLC, shall be the rights, privileges, powers, property (real, personal or mixed), debts due and all other things and causes of action of the Surviving Company following the Corporate Conversion.

5.3.    The name of the Surviving Company following the Corporate Conversion shall be Southwest Gas Corporation.

5.4.    As part of the Corporate Conversion, the Articles of Organization-Conversion (Form LLC 1A) of Southwest Gas, LLC filed in California will be superseded pursuant to Articles of Incorporation with Statement of Conversion of the Surviving Company (Southwest Gas Corporation), in substantially the form attached hereto as Exhibit D, filed in California pursuant to Section 8.5 hereof and the operating agreement of Southwest Gas, LLC shall be replaced with the Bylaws of the Surviving Company in substantially the form attached hereto as Exhibit E.

6.    Ownership Interests. Shares of SWG, HoldCo and MergerSub capital stock issued and outstanding immediately prior to the Merger will be handled in accordance with the Merger Agreement. All of the issued and outstanding shares of common stock of the Surviving Company immediately prior to the LLC Conversion will, by virtue of the LLC Conversion and without any action on the part of the holder thereof, be converted into a 100% membership interest of Southwest Gas, LLC. All of the membership interests of Southwest Gas, LLC immediately prior to the Corporate Conversion will, by virtue of the Corporate Conversion and without any action on the part of the holder thereof, be converted into that number of shares of common stock of Southwest Gas Corporation equal to the total shares of SWG outstanding immediately prior to the Effective Date, which shares will constitute all of the issued and outstanding shares of Southwest Gas Corporation.

7.    Tax Treatment. The Reorganization is intended to constitute a tax-free transaction as to the Parties for federal income tax purposes, and this Plan is intended to serve as the adoption of a plan of reorganization within the meaning of Treasury Regulation section 1.368-3(a).

8.    Filings, Other Actions and Effective Date.

8.1.    Merger. lf this Plan has not been terminated pursuant to Section 9 hereof, after this plan has been duly approved in the manner required by law, the Merger Agreement shall be filed by SWG and MergerSub in California pursuant to and in accordance with the Corporations Code. The Merger shall be effective on the Effective Date.

8.2.    LLC Conversion. Subject to, and following the receipt of, the shareholder approval to be sought pursuant to Section 10.2 hereof and if this Plan has not been terminated pursuant to Section 9 hereof, a Limited Liability Company Articles of Organization - Conversion shall be filed in California pursuant to and in accordance with the Corporations Code and the Act, substantially in the form attached hereto as Exhibit B, to effect the LLC Conversion.

8.3.    Carson Water Distribution. If this Plan has not been terminated pursuant to Section 9 hereof, Southwest Gas, LLC shall distribute all of its right, title and interest in the issued and outstanding capital stock of Carson Water to HoldCo, free and clear of any encumbrances, and shall evidence such transfer of shares by executing the Assignment Separate from Certificate substantially in the form attached hereto as Exhibit F.

8.4    SWG Contribution. If this Plan has not been terminated pursuant to Section 9 hereof, promptly after the consummation of the Carson Water Distribution, HoldCo shall absolutely and irrevocably contribute, assign, convey and transfer to Intermediate HoldCo all of its right, title and interest in its membership interests in Southwest Gas, LLC, free and clear of any encumbrances. HoldCo shall evidence such transfer of membership interests by executing a limited liability company interest power substantially in the form attached hereto as Exhibit G.

8.5.    Corporate Conversion. Subject to, and following the receipt of, the member approval to be sought pursuant to Section 10.3 hereof and if this Plan has not been terminated pursuant to Section 9 hereof, an Articles of Incorporation with Statement of Conversion shall be filed in California pursuant to and in accordance with the Corporations Code and the Act, substantially in the form attached hereto as Exhibit D, to effect the Corporate Conversion.

9.    Termination.

This Plan may be terminated and the Reorganization abandoned by the Board of Directors of each of SWG, HoldCo and MergerSub at any time prior to the Effective Date.

10.    Adoption and Approval.

10.1.    Board Approvals. The Plan was adopted and approved by the Board of Directors of SWG and the Board of Directors of HoldCo at meetings held on December 27, 2016 and by written consent of the Board of Directors of MergerSub dated December 28, 2016.

10.2.    Shareholder Approvals. Shareholder approval of the Merger will be sought from HoldCo prior to the Merger, which at the time will be the sole shareholder of MergerSub. Pursuant to Section 1201(b) of the Corporations Code, the Merger was not required to be, and was not, approved by the shareholders of SWG. Immediately following the consummation of the Merger and prior to the commencement of the LLC Conversion, shareholder approval of the LLC Conversion will be sought from HoldCo, which will at that time be the sole shareholder of SWG.

10.3.    Member Approval. Immediately following the consummation of the SWG Contribution and prior to the commencement of the Corporate Conversion, member approval of the Corporate Conversion will be sought from Intermediate HoldCo, which will at that time be the sole member of Southwest Gas, LLC.

Signature page follows

The authorized representatives of each of the Parties have executed this Plan as of December 28, 2016.

SWG		MERGERSUB

/s/ John P. Hester		/s/ John P. Hester
Name:	John P. Hester	Name:	John P. Hester
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

HOLDCO		INTERMEDIATE HOLDCO

/s/ John P. Hester		/s/ John P. Hester
Name:	John P. Hester	Name:	John P. Hester
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer